Exhibit 99.2(o)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of our report dated May 23, 2008, relating to the financial statement of the DMR Mortgage Opportunity Fund LP, which appears in such Registration Statement.  We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm" in such Registration Statement.

PricewaterhouseCoopers LLP
Boston, Massachusetts
June 3, 2008